AFFILIATION AGREEMENT

This Affiliation Agreement ("Affiliation Agreement") dated as of ______________________, 1997 is entered into by and between FIFTH THIRD BANCORP, a corporation organized and existing under the corporation laws of the State of Ohio with its principal office located in Cincinnati, Hamilton County, Ohio ("Fifth Third"), and SUBURBAN BANCORPORATION, INC., a corporation organized and existing under the corporation laws of the State of Delaware, with its principal office located in Cincinnati, Hamilton County, Ohio ("Suburban Bancorp").

               W I T N E S S E T H:

WHEREAS, Fifth Third is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and Suburban Bancorp is a unitary savings and loan holding company under
Section 10 of the Home Owners Loan Act, as amended ("HOLA"), and Fifth Third and Suburban Bancorp desire to effect a merger under the authority and provisions of the corporation laws of the States of Ohio and Delaware pursuant to which at the Effective Time (as herein defined in Section IX) Suburban Bancorp will be merged into Fifth Third, with Fifth Third to be and become the surviving corporation (the "Merger");

WHEREAS, Suburban Bancorp owns all of the outstanding stock of Suburban Federal Savings Bank ("Thrift Subsidiary") which, at the Effective Time, will be merged with and into Fifth Third's wholly-owned subsidiary The Fifth Third Bank ("Fifth Third Bank") with Fifth Third Bank to become the surviving corporation (the "Subsidiary Merger"); and,

WHEREAS, under the terms of this Agreement each of the issued and outstanding shares of the Common stock, $.01 par value per share, of Suburban Bancorp which are issued and outstanding (excluding any treasury shares and preferred shares) immediately prior to the Effective Time will at the Effective Time be cancelled and extinguished and in substitution therefor such Suburban Bancorp shares will, at the Effective Time, be converted into shares of the Common Stock, without par value, of Fifth Third ("Fifth Third Common Stock"), all as more fully provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Fifth Third and Suburban Bancorp, agree together as follows:

I.     MODE OF EFFECTUATING CONVERSION OF SHARES

A. At the Effective Time (as defined in Article IX), all of the shares of Fifth Third Common Stock that are issued and outstanding or held by Fifth Third as treasury shares immediately prior to the Effective Time will remain unchanged and will remain outstanding or as treasury shares, as the case may be, of the Surviving Corporation. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the Effective Time, entitling the holders to subscribe for purchase of any shares of the capital stock of any class of Fifth Third, and any securities outstanding at such time that are convertible into shares of the capital stock of any class of Fifth Third will remain unchanged and will remain outstanding, with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of the class of capital stock of Fifth Third to which they are entitled under the terms of the governing documents.

B. Each of the shares of the Common Stock, $.01 par value per share, of Suburban Bancorp ("Suburban Bancorp Common Stock") that is issued and outstanding immediately prior to the Effective Time will, when the Merger becomes effective, be converted by virtue of the Merger and without further action, into .24357 shares of Fifth Third Common Stock (the "Exchange Ratio"), subject to adjustment as provided in Section VIII.A.7. herein. All issued and outstanding shares of the Preferred Stock of Suburban Bancorp, if any, shall be cancelled at the Effective Time.

C. At the Effective Time, all of the shares of Suburban Bancorp Common Stock, whether issued or unissued (including treasury shares), will be cancelled and extinguished and the holders of certificates for shares thereof shall cease to have any rights as shareholders of Suburban Bancorp, except as aforesaid, their sole rights as shareholders shall pertain to the Fifth Third Common Stock and cash in lieu of fractional shares, if any (as described in the immediately succeeding paragraph), into which their Suburban Bancorp Common Stock shall have been converted by virtue of the Merger.

D. After the Effective Time, each holder of a certificate or certificates for shares of Suburban Bancorp Common Stock, upon surrender of the same duly transmitted to Fifth Third Trust Department, as Exchange Agent (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Fifth Third Common Stock into which such holder's shares of Suburban Bancorp Common Stock shall have been converted by the Merger, plus a cash payment for any fraction of a share to which the holder is entitled, in lieu of such fraction of a share, equal in amount to the product resulting from multiplying such fraction by the per share closing price of Fifth Third Common Stock as reported on the NASDAQ National Market System on the date the Merger becomes effective (the "Applicable Market Value Per Share of Fifth Third Common Stock"). Within seven (7) business days after the Effective Time, the Exchange Agent will send a notice and transmittal form to each Suburban Bancorp shareholder of record at the Effective Time advising such shareholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing Suburban Bancorp Common Stock in exchange for new certificates of Fifth Third Common Stock. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of Suburban Bancorp Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of full shares of Fifth Third Common Stock into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of Fifth Third Common Stock into which Suburban Bancorp Common Stock shall have been so converted shall be paid with respect to such shares only when the certificate or certificates evidencing shares

of Suburban Bancorp Common Stock shall have been so surrendered (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject however to the operation of any applicable escheat or similar laws relating to unclaimed funds.

E.     The exchange ratio referred to in Paragraph B of this
Article I shall be adjusted so as to give the Suburban Bancorp shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected between the date of this Agreement and the Effective Time. In the event between the date of this Agreement and the Effective Time, Fifth Third has engaged in either the distribution of any of its assets (other than a cash dividend), or caused the distribution of capital stock in a company which holds any asset(s) previously held by Fifth Third or in any affiliate thereof, to the Fifth Third shareholders, then the Exchange Ratio shall be increased in such amount so that the equivalent fair market value of such transaction shall also be distributed to the Suburban Bancorp shareholders, as of the Effective Time.

F. When all necessary documents have been filed and recorded in accordance with the laws of the States of Ohio and Delaware, and the Merger becomes effective, the separate existence of Suburban Bancorp shall cease and Suburban Bancorp shall be merged into Fifth Third (which will be the "Surviving Corporation"), and which shall continue its corporate existence under the laws of the State of Ohio under the name "Fifth Third Bancorp".

G. The Second Amended Articles of Incorporation, as amended, of Fifth Third of record with the Secretary of State of Ohio as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

H. The Directors of Fifth Third who are in office at the Effective Time shall be the directors of the Surviving Corporation, each of whom shall continue to serve as a Director for the term for which he was elected, subject to the Regulations of the Surviving Corporation and in accordance with law. The officers of Fifth Third who are in office at the time the Merger becomes effective shall be the officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with law.

I. The Regulations of Fifth Third at the Effective Time shall be the Regulations of the Surviving Corporation, until amended as provided therein and in accordance with law.

J. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of Ohio and Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of Suburban Bancorp shall cease; Fifth Third shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers,
franchises and authority, of a public as well as a private nature, of each of Fifth Third and Suburban Bancorp, and all obligations owing by or due each of Fifth Third and Suburban Bancorp shall be vested in, and become the obligations of, Fifth Third, without further act or deed, including, without limitation, any liability to Dissenting Shareholders under
Section 262 of the Delaware Corporation laws; and all rights of creditors of each Fifth Third and Suburban Bancorp shall be preserved unimpaired, and all liens upon the property of each of Fifth Third and Suburban Bancorp shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time.

K. From time to time as and when requested by the Surviving Corporation, or by its successors or assigns, the officers and Directors of Suburban Bancorp in office at the Effective Time shall execute and deliver such instruments and shall take or causes to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of Suburban Bancorp and otherwise to carry out the purposes of this Agreement.

L. This Agreement shall be filed (only if necessary) and recorded along with Articles or a Certificate of Merger in accordance with the requirements of the laws of the States of Ohio and Delaware. This Agreement shall not be filed with the Secretary of the State of Ohio until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in Article VI of this Agreement shall have been fully met or effectively waived.

II.     REPRESENTATIONS AND WARRANTIES OF SUBURBAN BANCORP.

Suburban Bancorp represents and warrants to Fifth Third that as of the date hereof or as of the indicated date, as appropriate, and except as otherwise disclosed in Schedule 1 hereto delivered by Suburban Bancorp to Fifth Third prior to the execution of this Agreement by Fifth Third:

A. Suburban Bancorp (i) is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Delaware and is a registered unitary savings and loan holding company under the HOLA; (ii) is duly authorized to conduct the business in which it is engaged;
(iii) has 12,000,000 shares, $.01 par value per share, of Suburban Bancorp Common Stock and 3,000,000 shares, $.01 par value per share, of Preferred Stock ("Suburban Bancorp Preferred Stock") authorized pursuant to its Certificate of Incorporation, which are the total number of shares Suburban Bancorp is authorized to have outstanding; (iv) has no outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of Suburban Bancorp of any kind, other than (a) 1,474,932 shares of Suburban Bancorp Common Stock, which presently are authorized, duly issued and outstanding and fully paid and nonassessable, and
(b) options to purchase a total of 115,953 shares of Suburban Bancorp Common Stock which were granted to and are currently held by the employees, officers and

Directors of Suburban Bancorp and/or Thrift Subsidiary; and (v) owns of record and beneficially free and clear of all liens and encumbrances, all of the 100,000 outstanding shares of the capital stock of the Thrift Subsidiary, $1.00 par value per share. Suburban Bancorp has no direct or indirect subsidiaries other than Thrift Subsidiary, Suburban Financial Services, Inc., and Northside Partners Ltd. Partnership.

B. Thrift Subsidiary is duly incorporated, validly existing and in good standing as a Federal Savings bank under the laws of the United States, and has all the requisite power and authority to conduct the banking business as now conducted by it; and Thrift Subsidiary does not have any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of any of the Thrift Subsidiary of any kind, other than 100,000 shares of the capital stock, $1.00 par value per share, of all of the Thrift Subsidiary owned of record and beneficially by Suburban Bancorp.

C. Suburban Bancorp has previously furnished to Fifth Third its audited, consolidated balance sheets, statements of operations, statements of stockholders' equity and cash flows as at June 30, 1996, and for the year then ended, together with the opinions of its independent certified public accountants associated therewith. Suburban Bancorp also has previously furnished to Fifth Third the Thrift Financial Reports as filed with OTS of the Thrift Subsidiary as at June 30, 1994, 1995 and 1996. Suburban Bancorp also has furnished to Fifth Third (i) its unaudited, consolidated financial statements as at December 31, 1996, and for the six months then ended, and (ii) the Thrift Financial Reports as filed with the OTS of the Thrift Subsidiary for the quarters ended December 31, 1996 and September 30, 1996. Such audited consolidated financial statements of Suburban Bancorp fairly present the consolidated financial condition of Suburban Bancorp as of the date thereof, and for the years or periods covered thereby in conformity with generally accepted accounting principles, consistently applied (except as stated therein and except for the omission of notes to unaudited statements and year-end adjustments to interim results). There are no material liabilities, obligations or indebtedness of Suburban Bancorp or the Thrift Subsidiary required to be disclosed in the financial statements so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). Suburban Bancorp shall furnish Fifth Third with unaudited, consolidated financial statements as at January 31, 1997, and for the month then ended as soon as practicable, and shall continue to furnish such financial information for subsequent monthly and quarterly periods to Fifth Third as soon as practicable until the Closing Date. In the event that the Closing Date does not occur before June 30, 1997, Suburban Bancorp shall furnish Fifth Third with its audited, consolidated financial statements as at June 30, 1997 and for the year then ended as soon as they are reasonably available.

D. Suburban Bancorp and the Thrift Subsidiary have good and marketable title to all of the material properties and assets reflected in its separate statement of financial condition as at June 30, 1996, and which are still owned by each and each has good and marketable title to all material properties and assets acquired by it after such date and still owned by it, subject to
(i) any liens and encumbrances that do not materially adversely impair the use
of the property, (ii) statutory liens for taxes not yet due and payable and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

E. Except as disclosed in Schedule 1 and for events relating to the business environment in general: (i) since June 30, 1996, to the date hereof there have been no material adverse changes in the financial condition, operations or business of Suburban Bancorp and the Thrift Subsidiary on a consolidated or separate basis; (ii) Suburban Bancorp is not aware of any events which have occurred since June 30, 1996 to the date hereof or which as of the date hereof are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Suburban Bancorp and the Thrift Subsidiary on a consolidated or separate basis, excluding in each instance matters (which shall include but not be limited to changes in general economic condition, changes in interest rates, changes in laws or regulations or changes in generally accepted accounting principles) of general application to the thrift or banking industry; and (iii) since June 30, 1996, to the date hereof there have been no material changes in the methods of business operations of Suburban Bancorp and the Thrift Subsidiary.

F. Except as disclosed in Schedule 1, there are no actions, suits, proceedings, investigations or assessments of any kind pending, or to the best knowledge of Suburban Bancorp, threatened against Suburban Bancorp or the Thrift Subsidiary which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Suburban Bancorp and the Thrift Subsidiary on a consolidated or separate basis.

G. Except as disclosed in Schedule 1, since June 30, 1996, to the date hereof Suburban Bancorp and the Thrift Subsidiary each has been operated in the ordinary course of business, has not made any changes in its respective capital or corporate structures, nor any material changes in its methods of business operations and has not provided any increases in employee salaries or benefits other than in the ordinary course of business. Except as disclosed in Schedule 1, since June 30, 1996, to the date hereof Suburban Bancorp has not declared or paid any dividends nor made any distributions of any other kind to its shareholders.

H. Except as disclosed in Schedule 1, Suburban Bancorp and the Thrift Subsidiary have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by Suburban Bancorp or the Thrift Subsidiary through the date hereof constitute complete and accurate representations of the tax liabilities of Suburban Bancorp and the Thrift Subsidiary for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax basis of its properties and assets in all material respects.

I. Except as disclosed in Schedule 1, neither Suburban Bancorp nor the Thrift Subsidiary is a party to (i) any written employment contracts or written contracts of any other kind with any of its officers, Directors or employees or (ii) any material contract, lease or agreement of any other kind which is not assignable as a result of the merger provided for herein without the consent of another party, except for contracts, leases or agreements which do not have terms extending beyond six months from the date of this Agreement or contracts, leases or agreements (excluding contracts, leases and agreements pursuant to which credit has been extended by the Thrift Subsidiary) which do not require the annual expenditure of more than $5,000.00 thereunder.

J. Except as disclosed in Schedule 1, since June 30, 1996, to the date hereof the Thrift Subsidiary has not incurred any unusual or extraordinary loan losses which are material to Suburban Bancorp and the Thrift Subsidiary on a consolidated basis; to the best knowledge of Suburban Bancorp and in light of the Thrift Subsidiary's historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, as of December 31, 1996, its reserve for loan losses was, in the opinion of Suburban Bancorp, adequate to absorb all known and reasonably anticipated losses as of such date.

K. Except as disclosed in Schedule 1 and except for dealings with and obligations to Sandler, O'Neill & Partners, L.P., neither Suburban Bancorp nor the Thrift Subsidiary has, directly or indirectly, dealt with any broker or finder in connection with this transaction and neither has incurred or will incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

L.     1.     The Directors of Suburban Bancorp, by resolution
adopted by the unanimous vote of all Directors present at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement, and have directed that this Agreement be submitted to a vote of Suburban Bancorp's shareholders at the annual or a special meeting of the shareholders to be called for that purpose, all in accordance with and as required by law and in accordance with the Certificate of Incorporation and Bylaws of Suburban Bancorp.

     2. Suburban Bancorp has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder subject to certain required regulatory and shareholder approvals. This Agreement, when executed and delivered, will have been duly authorized and will constitute valid and binding obligations of Suburban Bancorp, enforceable in accordance with their respective terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principals of equity, subject, however, to the receipt of requisite regulatory approvals and the approval of Suburban Bancorp's shareholders.

     3. Except as disclosed in Schedule 1, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, (i) conflicts with, results in a breach of, violates or constitutes a default under, Suburban Bancorp's Certificate of Incorporation or Bylaws or, to the best knowledge of Suburban Bancorp, any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment, to which Suburban Bancorp or the Thrift Subsidiary is subject or bound; (ii) to the best knowledge of Suburban Bancorp, results in the creation of or gives any person the right to create any material lien, charge, encumbrance, or security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Suburban Bancorp or the Thrift Subsidiary;
(iii) except as disclosed in Schedule 1, terminates or gives any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Suburban Bancorp or the Thrift Subsidiary is a party or by which Suburban Bancorp's or the Thrift Subsidiary's rights, properties or assets are subject or bound; or (iv) to the best knowledge of Suburban Bancorp, accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Suburban Bancorp or the Thrift Subsidiary is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of subparagraphs (iii) and (iv) immediately preceding, material agreements, arrangements or commitments exclude agreements, arrangements or commitments having a term expiring less than six months from the date of this Agreement or which do not require the expenditure of more than $5,000 (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by the Thrift Subsidiary).

M. Complete and accurate copies of the (i) Certificate of Incorporation and Bylaws of Suburban Bancorp and (ii) the Charter and Bylaws of the Thrift Subsidiary in force as of the date hereof have been delivered to Fifth Third.

N. To the best knowledge of Suburban Bancorp and except as disclosed in Schedule 1, neither Suburban Bancorp nor the Thrift Subsidiary nor any employee, officer or Director of any of them has knowingly engaged in any activity or knowingly omitted to take any action which, in any material way, has resulted or could result in the violation of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition of Suburban Bancorp and the Thrift Subsidiary. To the best knowledge of Suburban Bancorp and except as disclosed in Schedule 1, the Thrift Subsidiary possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.
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

O. To the best knowledge of Suburban Bancorp and except as disclosed in Schedule 1, neither this Agreement nor the Agreement of Merger nor any report, statement, list, certificate or other information furnished by Suburban Bancorp or the Thrift Subsidiary to Fifth Third or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to their business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger) contains or shall contain (or, in the case of information relating to the proxy statement/prospectus, at the time it is mailed, in the case of the registration statement, at the time it becomes effective and in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of Suburban Bancorp is held to consider the adoption of this Agreement and the Agreement of Merger) an untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

P. Except as disclosed in Schedule 1, there are no actions, proceedings or investigations pending before any environmental regulatory body, with respect to or threatened against or affecting Suburban Bancorp or the Thrift Subsidiary in respect to any "facility" owned, leased or operated by any of them (but excluding any "facility" as to which sole interest of Suburban Bancorp or the Thrift Subsidiary is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Suburban Bancorp or the Thrift Subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statue, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment" which, if adversely determined, (a) would require the payment by Suburban Bancorp or the Thrift Subsidiary and/or require Suburban Bancorp or the Thrift Subsidiary to incur expenses of more than $5,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on Suburban Bancorp or the Thrift Subsidiary, nor, to the best knowledge of Suburban Bancorp after reasonable inquiry, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which Suburban Bancorp or the Thrift Subsidiary is a plaintiff or complainant. Neither Suburban Bancorp nor the Thrift Subsidiary is liable in any material respect under any applicable law for any release by either of them or for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is Suburban Bancorp or the Thrift Subsidiary liable for any material costs (as a result of the acts or omissions of Suburban Bancorp or the Thrift Subsidiary or, to the best knowledge of Suburban Bancorp, as a result of the acts or
omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over Suburban Bancorp or the Thrift Subsidiary to prevent or minimize any actual or threatened release by Suburban Bancorp or the Thrift Subsidiary of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

Except as disclosed in Schedule 1, to the best knowledge of Suburban Bancorp each "facility" owned, leased or operated by Suburban Bancorp or the Thrift Subsidiary (but excluding any "facility" as to which the sole interest of Suburban Bancorp or the Thrift Subsidiary is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Suburban Bancorp or the Thrift Subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations and financial condition of Suburban Bancorp and the Thrift Subsidiary taken as a whole.

Q.     1.     Benefit Plans.  Schedule 1 lists the name and a
short description of each Benefit Plan (as herein defined), together with an indication of its funding status (e.g., trust, insured or general company assets). For purposes hereof, the term "Benefit Plan" shall mean any plan, program, arrangement or system of employee or director benefits maintained by Suburban Bancorp or the Thrift Subsidiary for the benefit of employees, former employees or Directors of Suburban Bancorp or the Thrift Subsidiary and shall include (a) any qualified retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan ("ESOP"), (b) any plan, program or arrangement providing deferred compensation, bonus deferral or incentive benefits, whether funded through trust or otherwise, and (c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, Voluntary Employees' Beneficiary Association, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the number of employees covered under such Benefit Plan.

     2. Plan Documents, Reports and Filings. Except as disclosed on Schedule 1, Suburban Bancorp or the Thrift Subsidiary has provided true, complete and correct copies of all plan documents, if any, comprising each Benefit Plan, together with, when applicable, (a) the most recent summary plan description, (b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency and (c) all Internal Revenue Service ("IRS") or other governmental agency rulings and determination letters or any open requests for IRS rulings or letters with respect to Benefit Plans.

     3. Qualified Retirement Plan Compliance. With respect to each Benefit Plan which is an employee pension benefit plan (as defined in section 3(2) of ERISA) other than any such plan that meets the "top-hat" exception under section 201(1) of ERISA (a "Qualified Benefit Plan"), except as disclosed on Schedule 1:
(a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan satisfied the requirements of section 401(a) of the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), as amended by all of the laws referred to in Section 1 of Revenue Procedure 93-39, such determination letter has not been revoked or threatened to be revoked by the IRS, and the scope of such determination letter is complete and does not exclude consideration of any of the requirements or matters referred to in sections 4.02 through 4.04 of Revenue Procedure 93-39; (b) to the best knowledge of Suburban Bancorp, such Qualified Benefit Plan is in material compliance with all qualification requirements of Section 401(a) of the Code; (c) to the best knowledge of Suburban Bancorp, such Qualified Benefit Plan is in substantial compliance with all notice, reporting and disclosure requirements of ERISA and the Code; (d) any Qualified Benefit Plan which is an ESOP as defined in Section 4975(e)(7) of the Code (an "ESOP Qualified Benefit Plan") is in material compliance with the applicable qualification requirements of Section 409 of the Code; and (e) any previously terminated Qualified Benefit Plan was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Qualified Benefit Plan and the requirements of the Pension Benefit Guaranty Corporation ("PBGC") were fully satisfied.

     4. Welfare Plan Compliance. With respect to each Benefit Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) (a "Welfare Benefit Plan"), except as noted on Schedule 1: (a) such Welfare Benefit Plan, if it is intended to provide favorable tax benefits to plan participants, has been, to the best knowledge of Suburban Bancorp, in compliance with applicable Code provisions; (b) such Welfare Benefit Plan has been, to the best knowledge of Suburban Bancorp, operated in substantial compliance with all applicable notice, reporting and disclosure requirements of ERISA and the Code; and (c) such Welfare Benefit Plan, if a group health plan subject to the requirements of Section 4980B of the Code ("COBRA"), has been, to the best knowledge of Suburban Bancorp, operated in substantial compliance with such COBRA requirements.

     5. Prohibited Transactions. To the best knowledge of Suburban Bancorp, no prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section 409 of ERISA.

     6. Lawsuits or Claims. No material actions, suits or claims (other than routine claims of benefits) are pending or, to the best knowledge of Suburban Bancorp, threatened against any Benefit Plan or against Suburban Bancorp or the Thrift Subsidiary with respect to any Benefit Plan.

     7. Disclosure of Unfunded Liabilities. All material Unfunded Liabilities with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statement of Suburban Bancorp and the Thrift Subsidiary or, if not, in
Schedule 1. For purposes hereof, the term "Unfunded Liabilities" shall mean any amounts properly accrued to date under generally accepted accounting principles in effect as of the date of this Agreement (GAAP), or amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated and which is subject to reasonable estimate) exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential 20% excise tax under Section 4999 of the Code relating to excess parachute payments under Section 280G of the Code, (d) any unpaid pension contributions for the current plan year or any accumulated funding deficiency under Section 412 of the Code and related penalties under Section 4971 of the Code, including unpaid pension contributions or funding deficiencies owed by members of a controlled group of corporations which includes Suburban Bancorp or the Thrift Subsidiary and for which Suburban Bancorp or the Thrift Subsidiary is liable under applicable law, (e) any authorized but unpaid profit sharing contributions or contributions under Section 401(k) and Section 401(m) of the Code, (f) retiree health benefit coverage and (g) unpaid premiums for contributions required under any group health plan to maintain such plan's coverage through the Effective Time.

     8. Defined Benefit Pension Plan Liabilities. Suburban Bancorp and the Thrift Subsidiary (or any pension plan maintained by any of them) have not incurred any material liability to the PBGC or the IRS with respect to any Benefit Plan which is a defined benefit pension plan, except for the payment of PBGC premiums pursuant to Section 4007 of ERISA, all of which if due prior to the date of this Agreement have been fully paid, and no PBGC reportable event under Section 4043 of ERISA has occurred with respect to any such pension plan. Except as otherwise disclosed in Schedule 1, the benefit liabilities, as defined in
Section 4001(a)(16) of ERISA, of each Benefit Plan subject to Title IV of ERISA, using the actuarial assumptions that would be used by the PBGC in the event of termination of such plan, do not exceed the fair market value of the assets of such plan. Neither Suburban Bancorp, the Thrift Subsidiary nor any controlled group member of Suburban Bancorp or
the Thrift Subsidiary participates in, or has incurred any liability under Sections 4201, 4063 or 4064 of ERISA for a complete or partial withdrawal from a multiple employer plan or a multi-employer plan (as defined in Section 3(37) of ERISA).

     9. Independent Trustee. Suburban Bancorp and the Thrift Subsidiaries (a) have not incurred any asserted or, to the best knowledge of Suburban Bancorp, unasserted material liability for breach of duties assumed in connection with acting as an independent trustee of any employee pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under
Section 401(a) of the Code and which is maintained by an employer unrelated in ownership to Suburban Bancorp or the Thrift Subsidiary, (b) have not authorized nor knowingly participated in a material prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA and (c) have not received notice of any material actions, suits or claims (other than routine claims for benefits) pending or threatened against the unrelated employer or against them.

     10. Retiree Benefits. Except as listed on Schedule 1 and identified as "Retiree Liability", Suburban Bancorp and Thrift Subsidiary have no obligation to provide medical benefits, or life insurance benefits to or with respect to retirees, former employees or any of their relatives.

     11.     Right to Amend and Terminate.  Except as listed on
Schedule 1, Suburban Bancorp or Thrift Subsidiary has all power and authority necessary to amend or terminate each Benefit Plan without incurring any penalty or liability provided that, in the case of an employee pension benefit plan (as defined in section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced.

     12. Material. For purposes of this Paragraph Q as a whole, the term "material" in connection with a liability shall mean a liability or loss, taxes, penalties, interest and related legal fees in the total amount of $5,000 or more, with such determination being made on the basis of the aggregate affected participants of a Benefit Plan and not with respect to any single participant.

R. The investment portfolios of Suburban Bancorp and the Thrift Subsidiary consist of securities in marketable form. Except as disclosed in Schedule 1, since June 30, 1996 to the date hereof neither Suburban Bancorp nor the Thrift Subsidiary has incurred any unusual or extraordinary losses in its investment portfolio, and, except for matters of general application to the thrift or banking industry (including, but not limited to, changes in laws or regulations or generally accepted accounting principles) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, Suburban Bancorp is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of Suburban Bancorp's and the Thrift Subsidiary's investment portfolio on a consolidated basis.

S. Except as disclosed in Schedule 1, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best knowledge of Suburban Bancorp, threatened against any of the Directors or officers of Suburban Bancorp or the Thrift Subsidiary in their capacities as such, and no Director or officer of Suburban Bancorp or the Thrift Subsidiary currently is being indemnified or seeking to be indemnified by either Suburban Bancorp or the Thrift Subsidiary pursuant to applicable law or Suburban Bancorp's Articles of Incorporation or Bylaws or the Thrift Subsidiary's Charter or Bylaws.

T. Schedule 1 sets forth, among other things, exceptions to Suburban Bancorp's representations and warranties in this Section
II. While Suburban Bancorp has used its best efforts to identify in Schedule 1 the particular representation or warranty to which each such exception relates, each such exception shall be deemed disclosed for purposes of all representations and warranties in this Section II. The mere inclusion of an exception in Schedule 1 shall not be deemed an admission by Suburban Bancorp that such exception represents a material fact, event or circumstances or would result in a material adverse effect to Suburban Bancorp.

U.     All representations and warranties contained in this
Section II shall expire at the Effective Time, and, thereafter, neither Suburban Bancorp nor the Thrift Subsidiary nor any officer or director of either of them shall have any liability or obligations with respect thereto.

III.     REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD

Fifth Third represents and warrants to Suburban Bancorp that as of the date hereof or as of the indicated date, as appropriate:

A. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly authorized to conduct the business in which it is engaged, and The Fifth Third Bank is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Ohio and is duly authorized to conduct the business in which it is engaged.

B. Pursuant to Fifth Third's Second Amended Articles of Incorporation, as amended, the total number of shares of capital stock it is authorized to have outstanding is 300,500,000 of which 300,000,000 shares are classified as Common Stock without par value ("Fifth Third Common Stock") and 500,000 shares are classified as Preferred Stock without par value. As of the close of business on February 28, 1997, 105,881,698 shares of Fifth Third Common Stock were issued and outstanding and 2,271,962 shares were held in its treasury. As of the date of this Agreement, no shares of its Preferred Stock have been issued. Fifth Third does not have outstanding any stock options, subscription rights, warrants or other securities entitling the holders to subscribe for or purchase any shares of its capital stock other than options granted and to be granted to employees and Directors under its stock
option plans. At February 28, 1997, 3,626,824 shares of Fifth Third Common Stock were reserved for issuance in connection with outstanding options granted under it stock option plans and 427,064 shares were reserved for issuance under options to be granted in the future.

C. All shares of Fifth Third Common Stock to be received by the shareholders of Suburban Bancorp as a result of the merger pursuant to the terms of this Agreement and the Agreement of Merger shall be, upon transfer or issuance, validly issued, fully paid and non-assessable, and will not, upon such transfer or issuance, be subject to the preemptive rights of any shareholder of Fifth Third.

D. Fifth Third has furnished to Suburban Bancorp its consolidated financial statements as at December 31, 1994, December 31, 1995 and December 31, 1996 and for the respective years then ended together with the opinions of its independent public accountants associated therewith. Such consolidated financial statements fairly present the consolidated financial condition of Fifth Third as of their respective dates and for the respective periods covered thereby in conformity with generally accepted accounting principles consistently followed throughout the periods covered thereby. Neither Fifth Third nor any significant subsidiaries of Fifth Third have any material liabilities, obligations or indebtedness required to be disclosed in such financial statements other than the liabilities, obligations and indebtedness disclosed in such financial statements (including footnotes). Fifth Third will furnish to Suburban Bancorp its unaudited consolidated financial statements as at March 31, 1997 and for the three (3) months then ended a soon as such statements publicly are available, and shall continue to furnish information for subsequent calendar quarter periods to Suburban Bancorp as soon as such becomes publicly available until the Closing Date.

E. Except for events relating to the business environment in general: (i) since December 31, 1996, to the date hereof there have been no material adverse changes in the consolidated financial condition, operations or business of Fifth Third; (ii) the chief executive officer and the chief financial officer of Fifth Third are not aware of any events which have occurred since December 31, 1996, or which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third; and (iii) since December 31, 1996, to the date hereof there have been no material changes in the methods of business operations of Fifth Third and its subsidiaries.

F.     1.     The Executive Committee of the Board of Directors
of Fifth Third, by resolution adopted by the members present at a meeting duly called and held, at which meeting a quorum was at all times present and acting, has approved this Agreement, including reserving for issuance to Suburban Bancorp shareholders in accordance with this Agreement, a sufficient number of shares of Fifth Third Common Stock. Approval and adoption of this Agreement by the shareholders of Fifth Third is not required under Ohio
law or under the Second Amended Articles of Incorporation, as amended, or Code of Regulations of Fifth Third.

     2. Fifth Third has corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder subject to certain required regulatory approvals. This Agreement, when executed and delivered, will have been duly authorized and will the constitute valid and binding obligation of Fifth Third, enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals.

     3. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby and thereby, does or will (i) conflict with, result in a breach of, violate or constitute a default, under Fifth Third's Second Amended Articles of Incorporation, as amended, or Code of Regulations or, to the best knowledge of its chief executive officer and chief financial officer, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment to which Fifth Third is subject or bound; (ii) to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, result in the creation of or give any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Fifth Third or any of its subsidiaries other than such rights as may be given the shareholders of Suburban Bancorp pursuant to the provisions of Sections 1701.84 and 1701.85 of the Ohio Revised Code; (iii) terminate or give any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Fifth Third is a party or by which Fifth Third's rights, properties or assets are subject or bound; or (iv) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Fifth Third is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangements or commitments.

G.     Complete and accurate copies of (i) the Second Amended
Articles of Incorporation, as amended, and (ii) the Code of Regulations of Fifth Third in force as of the date hereof have been delivered to Suburban Bancorp.

H. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, neither Fifth Third nor any of its subsidiaries has knowingly engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of (i) any local, state or federal law or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either or which could reasonably be expected to have a material adverse effect on the financial condition Fifth Third and its subsidiaries taken as a whole. To the best knowledge of the chief executive officer and

chief financial officer of Fifth Third, Fifth Third and its subsidiaries possess all licenses, franchise, permits and other governmental authorizations necessary for the continued conduct of their businesses without material interference or interruption.

I.     1.     To the best knowledge of the chief executive
officer and chief financial officer of Fifth Third, neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by Fifth Third to Suburban Bancorp or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to its business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger) contains or shall contain (in the case of information relating to the proxy statement/prospectus, at the time it is mailed, and, in the case of the registration statement, at the time it becomes effective and, in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of Suburban Bancorp is held to consider the adoption of this Agreement and the Agreement of Merger) an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     2. Fifth Third has furnished to Suburban Bancorp or its agents true and complete copies (including all exhibits and all documents incorporated by reference) of the following documents as filed by Fifth Third with the SEC:

           a. Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1996;

           b. any Current Report on Form 8-K with respect to any event occurring after December 31, 1996 and prior to the date of this Agreement;

           c. any report filed by Fifth Third to amend or modify any of the reports described above; and

           d. all proxy statements prepared in connection with meetings of Fifth Third's shareholders held or to be held subsequent to December 31, 1996.

The information set forth in the documents described in this subsection 2 (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the dates on which such reports were filed with the SEC, (a) contain any untrue statement of a material fact, (b) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (c) omit any material exhibit required to be filed therewith. Prior to the date hereof no event has occurred subsequent to December 31, 1996 which Fifth Third is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Fifth Third to Suburban Bancorp. Fifth Third timely shall furnish

Suburban Bancorp with copies of all reports filed by Fifth Third with the SEC subsequent to the date of this Agreement and until the Closing Date.

J. There are no actions, suits, proceedings, investigations or assessments of any kind pending or, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, threatened against Fifth Third or any Fifth Third subsidiary, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third.

K. Since December 31, 1996 to the date hereof, none of Fifth Third's banking subsidiaries and thrift subsidiaries has incurred any unusual or extraordinary loan losses which would be material to Fifth Third on a consolidated basis; and to the best knowledge and belief of the chief executive officer and chief financial officer of Fifth Third, and in the light of such banking subsidiaries' and thrift subsidiary's historical loan loss experience and their managements' analysis of the quality and performance of their respective loan portfolios, as of December 31, 1996, their consolidated reserves for loan losses are adequate to absorb all known and reasonably anticipated losses as of such date.

L. Fifth Third and its subsidiaries have filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively.

M. Fifth Third has not, directly or indirectly, dealt with any broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement and the Agreement of Merger.

N. Fifth Third has no unfunded liabilities with respect to any Benefit Plan (as such term is defined in subparagraph Q.1. of Section II hereof, but applied to Fifth Third, its subsidiaries and affiliates) that are material, either individually or in the aggregate, to Fifth Third on a consolidated basis and that have not been recorded and disclosed as required by generally accepted accounting principles (GAAP) in the most recent year-end, audited financial statements of Fifth Third supplied to Suburban Bancorp pursuant to Paragraph D of Section III hereof.

O. The investment portfolios of Fifth Third and its subsidiaries and affiliates consist of securities in marketable form. Since December 31, 1996, to the date hereof Fifth Third and its affiliates, on a consolidated basis, have not incurred any unusual or extraordinary losses in their respective investment portfolios, and, except for events relating to the business environment in general, including market fluctuations, the management of Fifth third is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or
performance of the investment portfolios of Fifth Third and its affiliates on a consolidated basis.

P. As of the date hereof, Fifth Third is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby.

Q.     All representations and warranties contained in this
Section III shall expire at the Effective Time, and thereafter, neither Fifth Third nor any officer or Director of Fifth Third shall have any further liability or obligation with respect thereto, except for any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

IV.   Obligations of Suburban Bancorp Between the Date of this
      Agreement and the Effective Time.

A. Suburban Bancorp, in consultation with Fifth Third, will take all actions necessary to call and hold its annual or a special meeting of its shareholders as soon as practicable after the Fifth Third registration statement relating to this transaction has been declared effective by the SEC and under all applicable state securities laws for the purpose of approving and adopting this Agreement and any other documents or actions necessary to the consummation of the Merger provided for herein pursuant to law. The Board of Directors of Suburban Bancorp intends to inform the shareholders of Suburban Bancorp in the proxy materials relating to the annual or special meeting that all Directors of Suburban Bancorp presently intend to vote all shares of Suburban Bancorp Common Stock which they own of record in favor of approving this Agreement and any such other necessary documents or actions, and all Directors will recommend approval of this Agreement to the other shareholders of Suburban Bancorp, subject only to such Directors' fiduciary obligations, receipt of an updated fairness opinion from Sandler, O'Neill Investment Banking Group dated as of date immediately prior to the date of the Proxy Statement, and their review of Fifth Third's registration statement to be filed with the SEC as set forth in
Section V herein, and their reasonable satisfaction with the information set forth therein.

B.     (i)     Consistent with generally accepted accounting
principles, Suburban Bancorp agrees that on or before the Effective Time based on a review of the Thrift Subsidiary's loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, Suburban Bancorp will work with Fifth Third with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Fifth Third holding company system, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. Fifth Third shall provide such assistance

and direction to Suburban Bancorp as is necessary in conforming to such polices, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement until the Effective Time; and (ii) from the date of this Agreement until the Effective Time, Suburban Bancorp and the Thrift Subsidiary each will be operated in the ordinary course of business, and neither of them will, without the prior written consent of Fifth Third, which consent shall not be unreasonably withheld: make any changes in its capital or corporate structures; issue any additional shares of its Common Stock other than pursuant to the exercise of options granted prior to the date hereof; issue any other equity securities, other than pursuant to the exercise of options granted prior to the date hereof; or, issue as borrower any long term debt (other than the incurrence or renewal of FHLB advances in an aggregate amount not to exceed thirty percent (30%) of Suburban Bancorp's consolidated assets provided that Suburban Bancorp will consult with and consider alternative advances from Fifth Third prior to such incurrence or renewal) or convertible or other securities of any kind, or right to acquire any of its securities; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $5,000, except that this restriction does not apply to the proposed addition of a drive-in facility to the Hartwell offices; make, enter into or renew any agreement for services to be provided to Suburban Bancorp or the Thrift Subsidiary or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $5,000 (for this purpose the phrase "permit the automatic renewal" includes the failure to send a notice of termination of such contract if such failure would constitute a renewal) and except that any employment or severance agreement which is subject to renewal by the end of September of each year may be renewed in the ordinary course; open for business any branch office which has been approved by the appropriate regulatory authorities but not yet opened or apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office; acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies; declare or pay any cash dividends on its own stock other than normal and customary cash dividends ($0.15) per quarter paid in such amounts and at such times as Suburban Bancorp historically has done on its Common stock, provided this covenant shall only apply to Suburban Bancorp and provided further that notwithstanding anything to the contrary herein, Fifth Third and Suburban Bancorp shall cooperate in selecting the Effective Time to ensure that the holders of Suburban Bancorp Common Stock do not become entitled to receive both a dividend in respect of their Suburban Bancorp Common Stock and a dividend in respect of the Fifth Third Common Stock or fail to be entitled to receive any dividend with respect to any quarterly period or portion thereof in which the Effective Time occurs; pay any stock dividends or make any other distributions on its stock other than cash dividends as described in the immediately preceding clause; change or otherwise amend any Benefit Plans other than as required by law or as contemplated herein; and provide any increases in employee salaries or benefits other than in the ordinary course of business, other than ordinary and customary bonuses which have historically been paid (including, but not limited to, bonuses in conformance with Suburban Bancorp's and the Thrift Subsidiary

management incentive compensation plan) which may be paid in June and for which Suburban Bancorp has accrued a sufficient amount (provided that if the Effective Time occurs before June 30, 1997, such bonuses shall be paid to the extent accrued on a pro rata basis through the Effective Time), or as described in Schedule 1. Suburban Bancorp agrees that it will not sell or otherwise dispose of or encumber any of the shares of the capital stock of the Thrift Subsidiary which are now owned by it.

V.     COOPERATION AND OTHER OBLIGATIONS AND OTHER COVENANTS

A. Fifth Third will, prepare and cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Ohio Division of Banks, the Office of Thrift Supervision, and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in this Agreement, and the parties shall cooperate in the preparation of an appropriate registration statement, including the prospectus, proxy statement, and such other documents necessary to comply with all federal and state securities laws relating to the registration and issuance of the shares of Fifth Third Common Stock to be issued to the shareholders of Suburban Bancorp in this transaction (the expenses thereof, other than accounting, legal, investment banking, financial consulting and associated expenses of Suburban Bancorp and its affiliates, to be paid by Fifth Third), and any other laws applicable to the transactions provided for in this Agreement. Fifth Third shall use all reasonable efforts to file all such applications within sixty
(60) days of the date of this Agreement and to secure all such approvals. Suburban Bancorp agrees that it will, as promptly as practicable after request and at its own expense, provide Fifth Third with all information and documents concerning Suburban Bancorp and Thrift Subsidiary, as shall be required in connection with preparing such applications, registration statements and other documents and in connection with securing such approvals. Prior to filing any such applications or other documents with the applicable governmental agencies, Fifth Third shall provide, at least five (5) days prior to the filing date, copies thereof to Suburban Bancorp. Suburban Bancorp shall have the right to review and comment on the proxy statement included in the registration statement in an appropriate manner prior to its filing. Fifth Third agrees that it will, as promptly as practicable after request and at its own expense, provide Suburban Bancorp with all information and documents concerning Fifth Third and its subsidiaries as shall be required in connection with preparing such applications, registration statements and other documents which are to be prepared and filed by Suburban Bancorp and in connection with approvals required to be obtained by Suburban Bancorp hereunder. Prior to filing any such applications, statements or other documents with the applicable governmental agency, Suburban Bancorp shall provide, at least five (5) days prior to the filing date, copies thereof to Fifth Third.


B. Each of the parties hereto agrees to use its best efforts and to cooperate with the other party in all reasonable respects in order to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies.

C. Suburban Bancorp agrees to permit Fifth Third, its officers, employees, accountants, agents and attorneys, and Fifth Third agrees to permit Suburban Bancorp, its officers, employees, accountants, agents and attorneys, to have reasonable access during business hours to their respective books, records and properties, and those of the Thrift Subsidiary and The Fifth Third Bank as well, for the purpose of making a detailed examination, or updating and amplifying prior examinations, of the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of Suburban Bancorp and the Thrift Subsidiary or Fifth Third or The Fifth Third Bank, as the case may be, prior to the Effective Time, and also to permit the monitoring of the foregoing on an ongoing basis (such rights of examination and monitoring to be subject to the confidentiality obligations set forth in such Paragraph VII.D. hereof); provided, however, that any such examination by Fifth Third or Suburban Bancorp shall not relieve Fifth Third or Suburban Bancorp from any responsibility or liability for any material misrepresentation or material breach of warranty hereunder discovered in the course of or subsequently to such examination and prior to the Effective Time.

D. The directors and certain senior officers (those who have written employment or severance agreements with Suburban Bancorp or the Thrift Subsidiary) of Suburban Bancorp shall have exercised and fully paid prior to the Effective Time each option held by such person to acquire Suburban Bancorp Common Stock. Suburban Bancorp shall use its best efforts to have options to acquire Suburban Bancorp Common Stock held by any other person to have been exercised and fully paid. If all options have been exercised prior to the Effective Time Suburban Bancorp shall terminate its Stock Option Plan. If all options have not been exercised prior to the Effective Time, Suburban Bancorp shall amend its Stock Option Plan to the extent necessary to permit the cancellation or termination at the Effective Time of each option (whether or not currently exercisable) to purchase Suburban Bancorp Common Stock outstanding on the Effective Time and each holder of such a stock option which shall have been so cancelled or terminated shall receive in payment therefor, at Fifth Third's discretion, cash or Fifth Third Common Stock in an amount determined by multiplying the number of shares of Suburban Bancorp Common Stock subject to the option by such holder by an amount equal to the difference between (x) the Applicable Market Value of Fifth Third Common Stock multiplied by the Exchange Ratio, as may be adjusted and (y) the per share exercise price of such option; provided, that if Fifth Third elects pursuant to
Section VII.A.7. herein not to adjust the Exchange Ratio but to pay cash in lieu thereof the value of such cash payment shall be added to the cash or value of Fifth Third Common Stock to be paid hereunder.

E.     (1)     Suburban Bancorp shall develop a written
description and timetable which shall be provided to and approved by Fifth Third and its counsel, setting forth all actions necessary to: (i) make contributions to the Suburban Bancorp, Inc. Employee Stock Ownership Plan ("ESOP") and/or to have the ESOP sell unallocated shares under the ESOP to fully repay the ESOP's existing loan, all in compliance with the applicable requirements of ERISA and the Internal Revenue Code, including Code Sections 415 (as interpreted by the IRS in Private Letter Rulings 9648054 and 9426048) and 404; (ii) amend the ESOP to authorize the sale of unallocated shares to repay the loan, to provide for the allocation of gain on the sale of unallocated shares in a manner that complies with the position of the IRS in Private Letter Rulings 9648054 and 9426048 and to make such other changes as may be necessary to implement the termination; (iii) terminate the ESOP; and (iv) submit the ESOP to the Internal Revenue Service for a determination letter that the ESOP, as so amended and terminated, continues to be a qualified retirement plan and employee stock ownership plan under Sections 401(a) and 4975(e)(7) of the Code. Upon development and approval by Fifth Third of said written description and timetable, Suburban Bancorp shall take such actions as described therein as are approved by Fifth Third. Distribution of the shares and any other assets of the ESOP shall (i) not occur until after the receipt of the foregoing IRS determination letter and (ii) occur prior to the Effective Time only with the express written consent of Fifth Third, which shall not be unreasonably withheld. In connection with the development of the written description and timetables referred to above and resolution of the ESOP, the parties agree they intend that, to the extent not prohibited by applicable law, the ESOP shall be maintained through the date of its final termination for the exclusive benefit of individuals who had become ESOP participants on or before the Effective Time. In furtherance of this intention, such timetable and plan shall include provisions: (a) that Suburban Bancorp may make contributions to the ESOP for the plan year ending June 30, 1997 in the amount accrued in the ordinary course through February 28, 1997; (b) That Suburban may make contributions to the ESOP for the plan year ending June 30, 1997, in the amount accrued and to be accrued in the ordinary course from March 1, 1997, through June 30, 1997, but in no event greater than $42,000 and in no event may any amount be contributed that would create or increase an amount in the ESOP suspense account which, under the written description and timetable referred to above (assuming termination of the ESOP on June 30, 1998) may not be allocated within the limits of Code section 415 (as interpreted by the IRS in Private Letter Rulings 9648054 and 9426048); (c) that no interest shall accrue on the existing ESOP loan after June 30, 1997; and, (d) that the ESOP shall terminate no later than June 30, 1998 if at that time there would be no amount in the ESOP suspense account which may not be allocated within the limits of Code section 415 (as interpreted by the IRS in Private Letter Rulings 9648054 and 9426048). If, upon development of the written description and timetable referred to above, the parties agree in good faith that allocation of all or any shares of stock held in the ESOP's suspense account would violate the Code's section 415 limitations as interpreted by the IRS in private letter rulings 9648054 and 9426048, Suburban Bancorp shall apply to the IRS for approval (either through an IRS determination letter or other means reasonably acceptable to Fifth Third) of a transaction (the "Transaction") whereby the excess shares (or cash value thereof) (i.e., those shares remaining after fully utilizing the section 415 limits as interpreted by the

IRS in private rulings 9648054 and 9426048) either revert to Fifth Third or are transferred to an employee benefit plan of Fifth Third. If and only if the IRS approves such a Transaction, or Fifth Third otherwise proceeds with the Transaction without IRS approval, Fifth Third will thereafter pay (out of its corporate assets and not plan assets) an equivalent amount (determined using the fair market value of the transferred plan assets at the time of the transfer), reduced by expenses incurred, to individuals who were ESOP participants on the Effective Time and who shall divide such payment pro rata based on their relative ESOP account balances on June 30, 1997. The parties further agree that counsel selected by Suburban Bancorp shall be responsible, before and after the Effective Time, both for securing a determination letter from the Internal Revenue Service ("IRS") that the Suburban Bancorp ESOP, is tax-qualified for periods through its termination date and a determination letter or other acceptable IRS approval effectuating the purposes of this paragraph, all subject to the prior review and approval (which approval will not be unreasonably withheld) of Fifth Third and its counsel of the filings with the IRS and notice and opportunity to comment by Fifth Third with respect to any other actions; provided that after the Effective Time Fifth Third may remove such counsel if such counsel fails to carry out the directions of the parties in interest.

     (2) Except as provided in (1) above, Suburban Bancorp or Thrift Subsidiary shall take all actions necessary to freeze the Qualified Benefit Plans as of a date at least thirty (30) days preceding the Effective Time such that no further contributions (including employee 401(k) contributions) shall be made under the Qualified Benefit Plans.

     (3) If Fifth Third so requests, Suburban Bancorp or the Thrift Subsidiary shall develop a plan and timetable for terminating any or all of the Qualified Benefit Plans other than the ESOP, and, with the advance written approval of Fifth Third, shall proceed with the implementation of said termination plan and timetable.

     (4) Except as provided in (1) above, Suburban Bancorp and Thrift Subsidiary, without the advance written consent of Fifth Third shall not (1) adopt any amendments to the Qualified Benefit Plans after the date of this Agreement; or (2) make any distributions from the Qualified Benefit Plans after the date of this Agreement; or (3) make any contributions to the Qualified Benefit Plans (except 401(k) employee contributions) after the date of this Agreement.

     (5) Suburban Bancorp or Thrift Subsidiary shall provide to Fifth Third at least sixty (60) days prior to the Effective Time, documentation reasonably satisfactory to Fifth Third demonstrating that the requirements of Sections 404, 412, 415, 416, 401(k) and (m) of the Code have been satisfied by all of its Qualified Benefit Plans or that the violation of any such requirement is adequately addressed in the VCR application referred to in (9) below.

     (6) With respect to any Benefit Plan that provides for vesting of benefits, there shall be no discretionary acceleration of vesting without Fifth Third's consent whether or not such discretionary acceleration of vesting is provided under the terms of the Benefit Plan;

provided that a Benefit Plan which pursuant to its terms provides for an acceleration of vesting upon a change of control of Suburban Bancorp shall not be deemed to involve a discretionary acceleration of vesting and vesting thereunder shall accelerate as of the Effective Time.

     (7) With respect to the operational problems previously identified with respect to the Suburban ESOP and 401(k) Plan, the parties shall use their best efforts to proceed with the actions described in the written description and timetable that is appended hereto as Appendix V.E.9. Subsequent to the date of this Agreement, Suburban Bancorp and Thrift Subsidiary shall take no actions regarding said operational problems without the advance written consent of Fifth Third, which consent shall not be unreasonably withheld.

     (8) Suburban Bancorp or Thrift Subsidiary shall have provided to Fifth Third at least sixty (60) days prior to the Effective Time any and all documentation Fifth Third shall have reasonably requested in writing to demonstrate that there is no material potential liability under the terminated or merged "Retirement Income Plan".

VI.     CONDITIONS PRECEDENT TO CLOSING.

A.     Conditions to the Obligations of Each of the Parties:

The obligation of each of the parties hereto to consummate the transactions provided for herein is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

     1. The shareholders of Suburban Bancorp shall have duly approved and adopted this Agreement in accordance with and as required by law and in accordance with its Certificate of Incorporation and Bylaws.

     2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Ohio Division of Banks, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation to the extent required.

     3. Graydon, Head & Ritchey, counsel for Fifth Third, or other counsel reasonably acceptable to Fifth Third and Suburban Bancorp, shall have delivered an opinion as to certain federal tax aspects of the transaction addressed to Fifth Third and Suburban Bancorp, in substantially the form appended hereto as Appendix A.

     4. Prior to or at the Effective Time, no material investigation by any state or federal agency shall have been threatened or instituted seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby and no material governmental action or proceeding shall have been threatened or instituted before any court

or government body or authority, seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby other than investigations, actions and proceedings which have been withdrawn prior to or at the Effective Time without material adverse effect to Fifth Third or Suburban Bancorp and other than regularly-scheduled regulatory examinations.

     5. Any waiting period mandated by law in respect of the final approval by any applicable Federal regulator(s) of the transaction contemplated herein shall have expired.

B.     Conditions to the Obligations of Fifth Third:

The obligation of Fifth Third to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Fifth Third in a writing delivered to Suburban Bancorp which specifically refers to the condition or conditions being waived:

     1. All of the representations and warranties of Suburban Bancorp set forth in Section II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (ii) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of Suburban Bancorp or the Thrift Subsidiary taken as a whole.

     2. Suburban Bancorp shall have performed all of the obligations required of it under the terms of this Agreement in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of Suburban Bancorp and the Thrift Subsidiary taken as a whole.

     3.     Housley, Kantarian & Bronstein, P.C., counsel for
Suburban Bancorp and the Thrift Subsidiary, shall have delivered an opinion addressed to Fifth Third in substantially the form appended hereto as Appendix B.

     4. The aggregate amount of consolidated shareholders' equity (including Common Stock, Additional Paid-In Capital and Retained Earnings and excluding Treasury Stock) of Suburban Bancorp immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with generally accepted principles, consistently applied, shall not be less than $25,721,000. The separate shareholders' equity of Thrift Subsidiary immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a separate basis in accordance with generally accepted accounting principles, consistently applied, shall not

be less than such shareholders' equity as reflected in Thrift Subsidiary's June 30, 1996 Thrift Financial Report. For purposes of this subparagraph 4 to Section VI.B., (A) any expenses or accruals after the date hereof relating to (i) the adjustments contemplated by Section IV.B.(i) herein, (ii) termination or funding of any of Suburban Bancorp's or the Thrift Subsidiary's Benefit Plans, as contemplated herein, (iii) acceleration of vesting under any of the Suburban Bancorp or the Thrift Subsidiary Benefit Plans, (iv) expenses associated with the Merger or (v) market value adjustments to the investment portfolio of Suburban Bancorp and the Thrift Subsidiary shall be excluded for purposes of calculation of Suburban Bancorp's and the Thrift Subsidiary's shareholders' equity as contemplated herein, and (B) the amount of the special assessment imposed by the FDIC, pursuant to the Deposit Insurance Funds Act of 1996, on Thrift Subsidiary as of September 30, 1996, and paid thereafter shall be added back to the shareholders' equity of Suburban Bancorp and the Thrift Subsidiary for purposes of determining each of their shareholders' equity as of immediately prior to the Effective Time.

     5. Fifth Third's independent certified public accountants shall have reviewed the unaudited consolidated financial statements of Suburban Bancorp as at the end of the month immediately preceding the Effective Time, as well as the unaudited separate financial statements of the Thrift Subsidiary as of the same date, performed such other auditing procedures as may be requested by Fifth Third and reported in good faith that they are not aware of any material modifications which would have a material adverse effect on the financial condition of Suburban Bancorp or the Thrift Subsidiary that should be made in order for such financial statements to (i) be in conformity with generally accepted accounting principles, consistently applied, excluding the presentation of footnotes, and (ii) accurately state the financial condition and results of operations of Suburban Bancorp and each of the Thrift Subsidiary, and such modifications, in either case, would have a material adverse effect on the financial condition of Suburban Bancorp or any of the Thrift Subsidiary.

     6. The receipt of a certificate from Suburban Bancorp and each of the Thrift Subsidiary, executed by the chief executive officer and chief financial officer of each, dated the Closing Date, certifying to their best knowledge and belief that:
(i) all of the representations and warranties set forth in
Section II hereof were true and correct as of the date of this Agreement and as of the Closing Date in all material respects, except (y) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (z) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of Suburban Bancorp and the Thrift Subsidiary taken as a whole; and (ii) it has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement and the Agreement of Merger, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of Suburban Bancorp and the Thrift Subsidiary taken as a whole.

     7.     The total issued and outstanding shares of Suburban
Bancorp Common Stock shall not exceed 1,590,885 shares and all options to purchase Suburban Bancorp Common Stock shall have been exercised and fully paid prior to the Closing Date or arrangements

regarding the outstanding stock options under the Suburban
Bancorp Stock Option Plan have been made as provided in Section
V.D. of this Agreement.

C.     Conditions to the Obligations of Suburban Bancorp:

The obligation of Suburban Bancorp to consummate the transactions provided for herein and in the Agreement of Merger is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Suburban Bancorp in a writing delivered to Fifth Third which specifically refers to the condition or conditions being waived:

     1. All of the representations and warranties of Fifth Third set forth in Section III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if each such representation and warranty was given on and as of the Closing Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (ii) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the consolidated business or operations of Fifth Third.

     2. Fifth Third shall have performed all of the obligations required of it under the terms of this Agreement and the Agreement of Merger in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the consolidated business or operations of Fifth Third.

     3. Paul L. Reynolds, counsel for Fifth Third, shall have delivered an opinion addressed to Suburban Bancorp in substantially the form appended hereto as Appendix C.

     4. The receipt of a certificate from Fifth Third, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in Section III were true and correct as of the date of this Agreement and as of the Closing Date, except (y) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (z) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the consolidated business or operations of Fifth Third; and, (ii) Fifth Third has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement and the Agreement of Merger, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of Fifth Third.

     5. Fifth Third shall have registered its shares of Common Stock to be issued to the Suburban Bancorp shareholders hereunder and pursuant to the Agreement of Merger with the SEC pursuant to the Securities Act of 1933, as amended, and with all applicable state securities authorities. The registration statement with respect thereto shall have been
declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued. The shares of Fifth Third Common Stock to be issued to the Suburban Bancorp shareholder hereunder shall have been authorized for trading on the National Market System of the National Association of Securities Dealers upon official notice of issuance.

     6. Fifth Third's Trust Department, as the Exchange Agent, will acknowledge in writing to Suburban Bancorp that it is in receipt of (i) certificates representing a whole number of shares of Fifth Third Common Stock to be issued to the shareholders of Suburban Bancorp pursuant to this Agreement, and
(ii) sufficient cash to be paid to the Suburban Bancorp shareholders for fractional shares, and such cash as may be payable if Fifth Third elects the cash payment procedure set forth in Section VIII.A.7. herein.

VII.     ADDITIONAL COVENANTS

A. The Thrift Subsidiary shall be merged with and into Fifth Third Bank, to be effective the Effective Time. The parties hereto agree to cooperate with one another to effect such merger. Upon consummation of any merger of the Thrift Subsidiary, the separate corporate existence of the Thrift Subsidiary shall cease by operation of law.

B.     1.     Fifth Third shall use its best efforts to employ at
Fifth Third or other Fifth Third subsidiaries or affiliates as many of the Suburban Bancorp and Thrift Subsidiary employees who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies; provided that such continuing employees will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Thrift Subsidiary's medical plan immediately prior to the Effective Time or any waiting period relating to coverage under Fifth Third's medical plan. Each employee of Suburban Bancorp and the Thrift Subsidiary who becomes an employee of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the Merger shall be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries or affiliates on the same terms and to the same extent as similarly situated employees. If the Suburban Federal Savings Bank 401(k) Profit Sharing Plan is merged into the Fifth Third Bancorp Master Profit Sharing Plan, then upon said merger, service taken into account under the Suburban Federal Savings Bank 401(k) Profit Sharing Plan shall count as service taken into account for all purposes under the Fifth Third Bancorp Master Profit Sharing Plan, otherwise such employees shall not receive past service credit under the Master Profit Sharing Plan. Employees shall receive past service credit under the Fifth Third Bancorp Master Retirement Plan for eligibility and vesting purposes but not for benefit accrual purposes. For all other purposes other than the qualified benefit plans discussed above, prior service with Suburban Bancorp or Thrift Subsidiary shall be taken into account for purposes of determining eligibility and vesting, if applicable, of benefits.

     2. Those employees who do not have an employment or severance agreement and who are not to be employed by Fifth Third or who are terminated or voluntarily resign after being notified that, as a condition of employment, such employee must work at a location more than thirty (30) miles from such employee's former location of employment or that such employee's salary will be decreased, in any case and in both cases, within six months after the Effective Time, and who sign and deliver a termination and release agreement in the form attached as Appendix VII.B.2 hereto, shall be entitled to severance pay equal to, in the case of senior officers (vice president and above, including the Secretary and Treasurer of the Thrift Subsidiary) of Suburban Bancorp or the Thrift Subsidiary, twelve (12) week's pay; in the case of all other employees, one (1) week of pay for each year of service with a minimum of four (4) weeks and a maximum of eight
(8) weeks pay; for those purposes, if there has been a break in an employee's period of employment, the prior period shall be added to the current period of employment. Suburban Bancorp may, in addition, pay up to $55,000.00 in additional severance benefits to certain employees of Suburban Bancorp or Thrift Subsidiary as the executive officers of Suburban Bancorp, in consultation with Fifth Third, may determine. Fifth Third shall provide sufficient notification to Suburban Bancorp of those employees it will not be hiring in order that such employees terminated by Suburban Bancorp can be given appropriate notice of termination in advance of the effectiveness thereof and Fifth Third shall provide limited out placement services and assistance to such employees through Fifth Third's Human Resources Department. Nothing contained in this Paragraph VII.B.2 shall be construed or interpreted to limit or modify in any way Fifth Third's at will employment policy.

     3. Any officer of Suburban Bancorp or the Thrift Subsidiary who has an employment or severance agreement with Suburban Bancorp or the Thrift Subsidiary (each a "Contract Officer") shall receive as of the Effective Time, the severance or termination payments provided for in their respective employment agreements ("Contract Payments") as their sole severance payments from Suburban Bancorp and Fifth Third in connection with the Merger. As a condition to receiving their Contract Payments each Contract Officer shall sign and deliver to Fifth Third a termination and release agreement. All such agreements shall be in the form attached hereto as Appendix VII.B.3. Notwithstanding the foregoing or any other provision of this Agreement, in no event shall any Contract Officer receive any payment that would be considered an "Excess Parachute Payment" pursuant to Section 280(G) of the Code.

     4. Fifth Third agrees to honor the obligations, in effect on the Effective Time, of Suburban Bancorp and the Thrift Subsidiary under the Director Retirement Plans that is described in the schedules provided under Section II.Q. hereof. Notwithstanding the foregoing, on or before the Effective Time, Suburban Bancorp and the Thrift Subsidiary may (following prior consultation with and review by Fifth Third of the proposed actions) contribute to a grantor trust associated with the Directors Retirement Plan amounts projected by the Thrift Subsidiary to be sufficient to enable the trust to satisfy the obligations, after the Effective Time, of Suburban Bancorp and the Thrift Subsidiary under the Non-qualified plans. The trustee of said trust shall be a financial institution selected by Suburban Bancorp (subject
to Fifth Third's approval which shall not be unreasonably withheld); provided that all expenses of the administration of such trust will be paid from the assets of the Director Retirement Plan.

     5. Subject to normal credit evaluation and standard loan guidelines, a Fifth Third subsidiary bank will provide financing to qualified option holders to allow them to fully exercise all outstanding options as set forth herein.

C. (i) From and after the Effective Time, Fifth Third shall assume the obligations of Suburban Bancorp and Thrift Subsidiary or any of their subsidiaries arising under applicable Delaware and Federal law in existence as of the date hereof or as amended prior to the Effective Time and under the Suburban Bancorp Certificate of Incorporation and Bylaws or Thrift Subsidiary Charter or Bylaws as in effect on the date hereof to indemnify , defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who become, prior to the Effective Time, an officer or director of Suburban Bancorp, Thrift Subsidiary, or any of their subsidiaries (the "Indemnified Parties") against losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgements or amounts that are paid in settlement (which settlement shall require the prior written consent of Fifth Third) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Suburban Bancorp, the Thrift Subsidiary or any of their subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the merger and the transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time. Fifth Third shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under the Suburban Bancorp Certificate of Incorporation or Bylaws or Thrift Subsidiary's Charter or Bylaws. Fifth Third's assumption of the indemnification obligations of Suburban Bancorp, Thrift Subsidiary or any of their subsidiaries as provided herein shall continue for a period of five years after the Effective Time or, in the case of claims asserted prior to the fifth anniversary of the Effective Time until such matters are finally resolved. Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim shall notify Fifth Third (but the failure to so notify Fifth Third shall not relieve Fifth Third from any liability which Fifth Third may have under this section except to the extent Fifth Third is materially prejudiced thereby). Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with resect to each matter under this section unless there is, under applicable standards of professional conduct, a conflict on any one significant issue between the positions of any two or more Indemnified parties.

     (ii) From and after the Effective Time, the directors, officers and employees of Suburban Bancorp and its subsidiaries who become directors, officers or employees of Fifth Third or any of its subsidiaries, except for the indemnifications rights set forth in
subparagraph (i) above, shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers or employees of Fifth Third or the subsidiary by which such person is employed are entitled under the provisions of the Articles of Incorporation of Fifth Third or similar governing documents of Fifth Third or its applicable subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect form time to time after the Effective Time.

     (iii) The obligations of Fifth Third provided under this
Section VII.C. are intended to benefit, and be enforceable against Fifth Third directly by, the Indemnified parties, and shall be binding on all respective successors of Fifth Third.

     (iv) Fifth Third shall also purchase and keep in force for a five year period, a policy of directors' and officers' liability insurance in the amount of $25 million to provide coverage for acts or omissions of the type currently covered by Suburban Bancorp's existing directors' and officers' liability insurance for acts or omission occurring on or prior to the Effective Time, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby. It is agreed that such costs shall be commercially reasonable so long as they do not exceed 200% of the costs currently paid for such coverage by Suburban Bancorp.

D. Fifth Third will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it by Suburban Bancorp concerning Suburban Bancorp or the Thrift Subsidiary. Suburban Bancorp will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it concerning Fifth Third or any of its affiliates. In the event the Merger is not completed, all non-public financial statements, documents and materials, and all copies thereof, shall be returned to Suburban Bancorp or Fifth Third, as the case may be, and shall not be used by Fifth Third or Suburban Bancorp, as the case may be, in any way detrimental to Suburban Bancorp or Fifth Third.

E. All notices under this Agreement or under the Agreement of Merger shall be in wiring and shall be sufficient in all respects if delivered in person or mailed by certified mail, return receipt requested, with postage prepaid and addressed, if to Suburban Bancorp to Mr. Joseph F. Hutchison, President and Chief Executive Officer, Suburban Bancorp Bancorporation, Inc., 10869 Montgomery Road, Cincinnati, Ohio 45242, with a copy to Housley, Kantarian & Bronstein, P.C., 1220 19th Street, N.W., Suite 700, Washington, D.C. 20036, Attention: Harry K. Kantarian, Esq.; if to Fifth Third, to Mr. George A. Schaefer, Jr., President and Chief Executive Officer, Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, with a copy to Paul L. Reynolds, Esq., Vice President and General Counsel, Fifth Third Bank, Legal Division, 38 Fountain Square Plaza, 2nd Floor, Cincinnati,


Ohio 45263. Such notices shall be deemed to be received when delivered in person or when deposited in the mail by certified mail, return receipt requested with postage prepaid.

F. This Agreement, together with the written instruments specifically referred to herein and such other written agreements delivered by Fifth Third or Suburban Bancorp to each other pursuant hereto constitute the entire agreement between the parties with regard to the transactions contemplated herein and supersede any prior agreements, whether oral or in writing, including that certain letter from Fifth Third to Suburban Bancorporation, Inc., dated February 13, 1997. This Agreement may be hereafter amended only by a written instrument executed by each of the parties pursuant to Section X hereof.

G. During the period from the date of this Agreement to the Effective Time, except with the prior approval of Fifth Third, Suburban Bancorp shall not, and shall not permit its representatives to, directly or indirectly, subject to the exercise by the Directors of Suburban Bancorp of their fiduciary duties, initiate, solicit, negotiation with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning any merger of either Suburban Bancorp or the Thrift Subsidiary or any sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving Suburban Bancorp or the Thrift Subsidiary (any such transaction being referred to herein as an "Acquisition Transaction"). Subject to the exercise by the Directors of Suburban Bancorp of their fiduciary duties, Suburban Bancorp promptly shall communicate to Fifth Third the terms of any proposal which it may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto.

H. Fifth Third and Suburban Bancorp shall each indemnify and hold the other harmless for any claim, liability or expense (including reasonable attorneys' fees) arising from a misstatement or omission in the applications submitted to regulatory agencies for approval of the transaction contemplated by this Agreement relating to the indemnifying party which is based or made in reliance upon any representation, warranty, or covenant of such party in this Agreement or any certification, document, or other information furnished or to be furnished by such party pursuant to this Agreement. From and after Closing Date, this subsection shall be of no further force or effect.

I. Upon the request of Fifth Third and at the sole option of Fifth Third, Suburban Bancorp and the Thrift Subsidiary shall execute and deliver to Midwest Payment Systems, Inc. ("MPS") an agreement to convert all electronic funds transfer ("EFT") related services to MPS and the Jeanie system. Such Agreement shall provide that MPS will be the exclusive provider of such services to Suburban Bancorp and the Thrift Subsidiary for a period of five (5) years from the date such agreements are executed. Fifth Third agrees that the cost of the conversion of Suburban Bancorp and the Thrift Subsidiary to EFT provided by MPS and conversion to the Jeanie system (including, without limitation, the cost of all card reissue,
signage and penalties relating to terminating its current EFT relationships) will be paid by Fifth Third. Fifth Third further agrees that the costs and fees to Suburban Bancorp and the Bank Subsidiaries for the Jeanie service shall not exceed those charged by the current EFT service provider of Suburban Bancorp and the Thrift Subsidiary, subject to any increases in such costs and fees which would otherwise be permitted under their current EFT processing agreements. In the event this Agreement is terminated prusuant to Section VIII hereof for any reason except a material breach or default by Suburban Bancorp, and if, in such instance, Suburban Bancorp desires to convert to another provider of EFT services, Fifth Third shall pay all costs and expenses associated with such conversion,provided, however, such costs and expenses are reasonable when compared to costs and expenses ordinarily charged in the EFT services industry. In no event shall Suburban Bancorp or the Thrift Subsidiary be required to take any actions pursuant to this Paragraph I or otherwise under this Agreement or the Agreement of merger that are contrary to any applicable law, regulation, rule or order or which constitute a breach of the fiduciary duties of the directors of Suburban Bancorp or the Thrift Subsidiary.

J.     [INTENTIONALLY LEFT BLANK.]

K. Fifth Third and Suburban Bancorp shall agree with each other as to the form and substance of any press release related to this Agreement and the Agreement of Merger or the transactions contemplated hereby and thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its counsel deems required by law.

L. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement and the Agreement of Merger, including, without limitation, fees, costs and expenses of its own financial consultants, investment bankers, accountants and counsel, without reduction or modification in the number of shares of Fifth Third Common Stock to be issued hereunder. The expenses of printing and mailing the prospectus/proxy statement shall be paid by Fifth Third.

M.     1.     Between the date hereof and the Closing Date,
Suburban Bancorp shall promptly advise Fifth Third in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on Suburban Bancorp and its subsidiaries, taken as a whole.

     2. Between the date hereof and the Closing Date, Fifth Third shall promptly advise Suburban Bancorp in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the
representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on Suburban Bancorp and its subsidiaries, taken as a whole.

VIII.     TERMINATION

A. This Agreement may be terminated at any time prior to the Effective Time by written notice delivered by Fifth Third to Suburban Bancorp or by Suburban Bancorp to Fifth Third in the following instances:

     1. By Fifth Third or Suburban Bancorp, if there has been to the extent contemplated in Section VI.B.1. and 2. and Section VI.C.1. and 2. herein, a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties, and covenants set forth herein and such misrepresentations, breach or failure to comply has not been cured (if capable of cure) within thirty (30) days after receipt of written notice, provided, the party in default shall have no right to terminate for its own default.

     2. By Fifth Third or Suburban Bancorp, in each case taken as a whole, if the business or assets or financial condition of the other party shall have materially and adversely changed from that in existence at December 31, 1996, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles, changes in interest rates, economic, financial or market conditions affecting the banking or thrift industry generally or changes that may occur as a consequence of actions or inactions that either party hereto is expressly obligated to take under this Agreement.

     3. By Fifth Third or Suburban Bancorp, if the merger transaction contemplated herein has not been consummated by December 31, 1997, provided the terminating party is not in material breach or default of any representations, warranty or covenant contained herein on the date of such termination.

     4. By the mutual written consent of Fifth Third and Suburban Bancorp.

     5. By Fifth Third if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Fifth Third to effect the Merger set forth in Sections VI.A. and B. herein and non-compliance is not waived by Fifth Third.

     6. By Suburban Bancorp if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions of the obligations of Suburban Bancorp to effect the Merger as set forth in Sections VI.A. and C. herein and non-compliance is not waived by Suburban Bancorp.

     7. By Suburban Bancorp if it determines by a vote of the majority of the members of its Board of Directors at any time during the ten (10) day period commencing two (2) days after the Determination Date if both of the following conditions are satisfied:

            (i) the product of (x) the Average Closing Price of Fifth Third Common Stock and (y) the Exchange Ratio of .24357, is less than the Book Value Per Share of the Suburban Bancorp Common Stock; and,

            (ii) (x) the number obtained by dividing the Average Closing Price by the Starting Price shall be less than (y) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.10 from the quotient in this clause (ii)(y);

     If Suburban Bancorp elects to terminate this Agreement pursuant to this Section VII.A.7., it shall give notice to Fifth Third by the end of the ten (10) day period referenced at the beginning of this Section VII.A.7., provided such notice may be withdrawn at any time. If such notice is given, Fifth Third will have the option to elect to increase the Exchange Ratio such that the product of the Exchange Ratio as so adjusted and the Average Closing Price equals the Book Value Per Share of the Suburban Bancorp Common Stock (the "Adjusted Exchange Ratio") in which event this Agreement will not terminate. If Fifth Third elects to increase the Exchange Ratio it will notify Suburban Bancorp in writing within five (5) days of the date that Suburban Bancorp elects to terminate the Agreement. Fifth Third will have the further option in lieu of adjusting the Exchange Ratio, to pay cash (if in doing so it does not render impossible of satisfaction the condition precedent set forth in Section VI.A.3. herein) to the Suburban Bancorp shareholders for each outstanding share of Suburban Bancorp Common Stock (in addition to .24357 shares of Fifth Third Common Stock) in an amount equal to the difference between the (x) the Book Value Per Share of the Suburban Bancorp Common Stock and (y) the product obtained by multiplying the Average Closing Price of Fifth Third Common Stock by .24357.

     For purposes of this Paragraph VIII.A., the following terms shall have the meaning indicated:

     "Average Closing Price" shall mean the average of the per share closing prices of the Fifth Third Common Stock as reported on the NASDAQ National Market System for the 20 consecutive full trading days ending on the Determination Date as reported The Wall Street Journal, expressed in decimal figures carried to five figures.

      "Book Value Per Share of the Suburban Bancorp Common Stock" shall mean the consolidated shareholders' equity of Suburban Bancorp as of February 28, 1997, determined in conformity with generally accepted accounting principles and on a consistent basis with prior periods, divided by the number of issued and outstanding shares of Suburban Bancorp Common Stock as of the date of calculation of shareholders' equity.


      "Determination Date" shall mean the date which is the later of (i) the date of the Suburban Bancorp shareholder meeting held to vote on the Merger and (ii) the date the last governmental approval required to consummate the Merger has been received and all governmental waiting periods before the Merger can be consummated shall have expired.

      "Index Group" means the 11 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company is removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The eleven (11) bank holding companies and the weights attributed to them are as follows:


BANK HOLDING COMPANY               MARKET CAPITALIZATION         WEIGHTED
FACTOR
                                        ($ MILLION)
First Chicago NBD Corporation             19,181                      20.12%
First of America Bank Corp.                3,756                       3.94%
Huntington Bancshares Inc.                 4,104                       4.30%
KeyCorp                                   12,318                      12.92%
Mercantile Bancorporation Inc.             3,357                       3.52%
National City Corporation                 11,132                      11.67%
Old Kent Financial Corporation             2,259                       2.37%
Banc One Corporation                      19,446                      20.39%
PNC Bank Corp.                            14,785                      15.51%
Provident Bancorp Inc.                     1,465                       1.54%
Star Banc Corporation                      3,547                       3.72%
                                        --------                     ------
                                          95,349                      100.0%


      "Index Price," on a given date, means the weighted average
      (weighted in accordance with the Weighing Factors above, which were calculated with reference to the
      market capitalizations listed above) of the closing prices on such date of the common stock of the companies comprising the Index Group.

      "Starting Date" means February 13, 1997.

      "Starting Price" means $80.00 per share.

     If Fifth Third or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Paragraph VIII.A.7.


B. If Suburban Bancorp shareholders, acting at a meeting held for the purpose of voting upon this Agreement and the Agreement of Merger, fail to approve such agreements in the manner required by law, then this Agreement and the Agreement of Merger shall be deemed to be automatically terminated.

C. Upon termination as provided in this Section, this Agreement and the Agreement of Merger, except for the provisions of Paragraphs D, H, K and L of Section VII hereof shall be void and of no further force or effect, and, except as provided in Paragraph H of Section VII hereof, neither party hereto not in material breach or default of its representations, warranties and covenants hereunder shall have any liability of any kind to the other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve a breaching party from liability for any uncured willful breach of a covenant, undertaking, representation or warranty giving rise to such termination.

IX.     CLOSING AND EFFECTIVE TIME

The consummation of the transactions contemplated by this Agreement shall take place at a closing to be held at the offices of Fifth Third in Cincinnati, Ohio on a Friday which is as soon as is reasonably possible following the date that all of the conditions precedent to closing set forth in Section VI hereof, including the waiting period required by any banking or bank holding company regulatory agency after its approval of the Merger is issued before the transaction may be consummated, have been fully met or effectively waived (the "Closing Date"). Pursuant to the filing of articles or a certificate of merger (which shall be acceptable to Suburban Bancorp and Fifth Third) with the Secretaries of the States of Ohio and Delaware in accordance with law and this Agreement, the Merger provided for herein shall become effective at the close of business on said day (the "Effective Time"). By mutual agreement of the parties, the closing may be held at any other time or place or on any other date and the effectiveness of the Merger (and the Effective
Time) may be changed by such mutual agreement. None of the representations, warranties and agreements in this

Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for agreements of the parties which by their terms are intended to be performed after the Effective Time.

X.     AMENDMENT

This Agreement may be amended, modified or supplemented by the written agreement of Suburban Bancorp and Fifth Third upon the authorization of each company's respective Board of Directors at any time before or after approval of the Merger and this Agreement by the shareholders of Suburban Bancorp, but after any such approval by the shareholders of Suburban Bancorp no amendment shall be made (without further shareholder approval) which changes in any manner adverse to such shareholders the consideration to be provided to such shareholders pursuant to this Agreement and the Agreement of Merger.

XI.    GENERAL

This Agreement was made in the State of Ohio and shall be interpreted under the laws of the United States and the State of Ohio. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but except as specifically set forth herein or as contemplated in Sections V.D., V.E.1, VII.B.2, VII.B.3, VII.B.4 and VII.B.5 none of the provisions hereof shall be binding upon and inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto; provided, however, that the merger or consolidation of Fifth Third shall not be deemed an assignment hereunder if Fifth Third is the surviving corporation in such merger or consolidation and its Common Stock shall thereafter continue to be publicly traded and issuable to Suburban Bancorp shareholders pursuant to the terms of this Agreement.

XII.   COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Affiliation Agreement as of the date hereinabove set forth.

                             FIFTH THIRD BANCORP


(SEAL)                 By:   /s/ Robert P. Niehaus
                             _______________________________
                             Robert P. Niehaus
                             Executive Vice President

                   Attest:   /s/ Paul L. Reynolds
                             ________________________________
                             Paul L. Reynolds
                             Assistant Secretary

                             SUBURBAN BANCORPORATION, INC.

(SEAL)                 By:   /s/ Joseph F. Hutchison
                             ________________________________
                             Name:  Joseph F. Hutchison
                             Title: President

                   Attest:   /s/ John A. Buchheid
                             ________________________________
                             Name:  John A. Buchheid
                             Title: Secretary


       OMITTED SCHEDULES IN SCHEDULE 1 UNDER SECTION II


Schedule E          Re certain changes

Schedule F          Re certain litigation

Schedule G          Re certain distributions

Schedule H          Re certain tax returns

Schedule I          Re certain agreements

Schedule J          Re certain loan losses

Schedule L          Re certain agreements

Schedule M          Re certain corporate charters and bylaws

Schedule Q          Re certain benefit plans

Schedule S          Re certain proceedings and claims

                                                       APPENDIX A



                     ________________________, 1997


THE FOLLOWING OPINION IS INTENDED TO BE RENDERED UPON THE CLOSING
OF THE TRANSACTION DESCRIBED THEREIN IN SUBSTANTIALLY THE FORM
PRESENTED, ASSUMING NO CHANGES IN THE FACTS OR THE LAW UPON WHICH
SUCH OPINION IS BASED, AND SUBJECT TO RECEIPT, REVIEW AND
APPROVAL OF FINAL DOCUMENTS

Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio  45263

Suburban Bancorporation, Inc.
10869 Montgomery Road
Cincinnati, Ohio  45242

Dear Sirs:

As counsel for Fifth Third Bancorp, we have been requested to render our opinion with respect to certain Federal income tax consequences of the merger of Suburban Bancorporation, Inc. ("Suburban") with and into Fifth Third Bancorp ("Fifth Third"), as more fully described in the Affiliation Agreement, dated as of ____________________, 1997, between Fifth Third and Suburban (the Affiliation Agreement").

We have reviewed the terms of the proposed transaction as set forth in the Affiliation Agreement and have received representations from certain executive officers of Fifth Third and Suburban relating to various factual matters relevant to the opinions expressed herein. Our opinion is based on the Affiliation Agreement, the facts set forth in such representations and on our analysis of the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service Rulings, and judicial decisions interpreting the Code as in effect on the date hereof. We have not independently verified the factual matters set forth in the representations.

Based upon and subject to the foregoing, our opinion is as follows:

1. The merger of Suburban with and into Fifth Third will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and, for purposes thereof, Fifth Third and Suburban will each qualify as a 'party to a reorganization" within the meaning of Section 368(b) of the Code;

2. No gain or loss will be recognized by Suburban as a consequence of the merger;

3. No gain or loss will be recognized by Fifth Third on the receipt by Fifth Third of substantially all the assets of Suburban and the assumption by Fifth Third of Suburban's liabilities;

4. No gain or loss will be recognized by the shareholders of Suburban who receive solely Fifth Third Common Stock in exchange for shares of Suburban Common Stock pursuant to the
       Affiliation Agreement (disregarding for this purpose any cash received for any fractional share interest in Fifth Third Common Stock to which they may be entitled);

5. The tax basis of Fifth Third Common Stock received by Suburban shareholders in the merger will be, in each instance, the same as the federal income tax basis of the Suburban Common Stock surrendered in exchange therefor disregarding for this purpose any cash received in lieu of a fractional share interest and increased by the amount of cash received that was treated as a dividend (if any);

6. The holding period of Fifth Third Common Stock (including any fractional share) received by a Suburban shareholder will include, in each case, the period during which the Suburban Common Stock surrendered in exchange therefor was held, provided that the Suburban Common Stock was held as
a
       capital asset by such shareholder on the date of the exchange; and

7. Holders of Suburban Common Stock who receive cash in lieu of fractional shares of Fifth Third Common Stock will be treated as having received such fractional share of Fifth Third Common Stock and then as having received such cash in redemption of such fractional share subject to the provisions of Section 302 of the Code.

We consent to the filing of the form of this opinion as an exhibit to the Registration Statement filed in connection with the merger.

                                   Very truly yours,




                              By:  __________________________

                                                       APPENDIX B


      [Substantive Provisions of Legal Opinion to be provided by Housley, Kantarian & Bronstein, P.C., may be issued in ABA Opinion Accord format]




                 _________________________, 1997



Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio  45263

Gentlemen:

[Introductory Paragraph to be included]

We are of the opinion that:

1. Suburban Bancorporation, Inc. ("Suburban") is duly incorporated, validly existing and in good standing as a corporation under the corporate laws of the State of Delaware and has all the requisite corporate power and authority to consummate the Merger.

2. Suburban is a registered savings and loan holding company under the Home Owners' Loan Act, 12 U.S.C. Subsection 1467a et seq., as amended, and has all requisite corporate power and authority to conduct the business in which it is engaged as such business is described in Suburban's Annual Report on Form 10-K for the year ended June 30, 1996.

3. Suburban Federal Savings Bank ("Thrift Subsidiary") is duly incorporated and validly existing as a federal savings bank organized and existing under the laws of the United Sates and has all the requisite corporate power and authority to conduct the savings bank business in which it is engaged as such business is described in Suburban's Annual Report on Form 10-K for the year ended June 30, 1996.

4. The Affiliation Agreement and the Merger have been duly approved and adopted by the Board of Directors and shareholders of Suburban as required by law and by the Certificate of Incorporation and Bylaws of Suburban.

5. The Affiliation Agreement has been duly executed and delivered by Suburban and (assuming due approval and execution thereof by Fifth Third) constitutes the valid and binding obligation of Suburban enforceable against Suburban in accordance with

____________, 1997
Page 2

      their respective terms, except to the extent that (i) enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance of other laws relating to or from time to time affecting the enforcement of creditors' rights generally or the rights of creditors of savings and loan holding companies, the accounts of whose subsidiaries are insured by the Federal Deposit Insurance Corporation and (ii) the availability of certain remedies may be precluded by general principles of equity.

6.    The execution, delivery and performance of the Affiliation
      Agreement does not violate (i) the Certificate of Incorporation or Bylaws of Suburban, or (ii) the Federal
      Stock Charter or Bylaws of Thrift Subsidiary.

7. All issued and outstanding shares of the capital stock of Suburban have been duly authorized and validly issued (assuming the receipt of proper consideration therefor) and are nonassessable. To our actual knowledge, Suburban owns of record all of the ___________ outstanding shares of the capital stock of Thrift Subsidiary.

8. To our actual knowledge, all approvals required to be obtained by Suburban or Thrift Subsidiary in connection with the Merger provided for in the Affiliation Agreement have been obtained from the appropriate regulatory authorities.



                                   Very truly yours,

                                                      APPENDIX C

                                                Paul L. Reynolds
                                                         Counsel

                 ___________________, 1997

Suburban Bancorporation, Inc.
10869 Montgomery Road
Cincinnati, Ohio  45242

Gentlemen:

The undersigned has acted as counsel to Fifth Third Bancorp in connection with the transactions provided for in the Affiliation Agreement dated as of ________________, 1997, ("Affiliation Agreement") by and between Fifth Third Bancorp ("Fifth Third") and Suburban Bancorporation, Inc. ("Suburban"). This opinion is rendered to you pursuant to paragraph 3 of Section VI.C. of the Affiliation Agreement.

I have examined and are familiar with originals or copies, certified or otherwise, identified to our satisfaction, of such statutes, regulations, documents, corporate records, and certificates of public officials and corporate officers as we have deemed necessary for the purposes of this opinion, including but not limited to the following: (a) the Second Amended Articles of Incorporation of Fifth Third, as amended; (b) the Code of Regulations, as amended, of Fifth Third; and, (c) the record of all actions taken by the Board of Directors and Executive Committee of the Board of Directors of Fifth Third in connection with any matters covered by this opinion.

I have made such examination of Ohio and Federal law as I deem relevant for the purposes of this opinion, but I have not made any review of the laws of any state other than Ohio. Accordingly, I express no opinion as to the laws of any state or jurisdiction other than the United States of America and the State of Ohio.

Based upon and subject to the foregoing, I am of the opinion that:

1. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the laws of Ohio, and has all the requisite power and authority to consummate the transactions provided for in the Affiliation Agreement and the Agreement of Merger. Fifth Third is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, 12 U.S.C. Subsection 1841 et seq., and has all requisite corporate power and authority to conduct the business in which it is engaged and as now conducted by it.

____________, 1997
Page 2

2. The Affiliation Agreement and the transactions provided for therein have been duly approved by the Directors of Fifth Third, and no action is required to be taken by the shareholders of Fifth Third to authorize, approve or adopt the Affiliation Agreement or the transactions provided for therein.

3. The Affiliation Agreement has been duly executed and delivered by Fifth Third and constitutes the valid and binding obligation of Fifth Third enforceable against Fifth Third in accordance with its respective terms, except to the extent that (i) enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to or from time to time affecting the enforcement of creditors' rights generally or the rights of creditors of bank holding companies, the accounts of whose subsidiaries are insured by the Federal Deposit Insurance Corporation and
       (ii) the availability of certain remedies may be precluded by general principles of equity.

4. Fifth Third has taken all necessary and required corporate action to authorize the issuance or transfer of the shares of its Common Stock to be received by holders of the Common Stock of Suburban as a result of the merger of Suburban with and into Fifth Third and, when so issued or transferred, such shares will be legally and validly issued and outstanding, fully paid and nonassessable and will not upon such transfer or issuance be subject to the preemptive rights of any shareholder of Fifth Third, and such shares have been registered under the Securities Act of 1933, as amended.

5. The registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, Registration No. 33-64871 (the "Registration Statement"), by Fifth Third to register the shares of Common Stock of Fifth Third being offered to the shareholders of Suburban in the merger provided for in the Affiliation Agreement and the Agreement of Merger has been declared effective and no stop order has been issued and no proceeding for the purpose has been initiated or, to my best knowledge, contemplated or threatened by the Securities and Exchange Commission.

6.     The Registration Statement and the Proxy Statement/
       Prospectus included therein at the time it became effective complied as to form with the Securities Act of 1993, as amended, and the rules and regulations thereunder.

____________, 1997
Page 2

7. All necessary approvals for the transactions provided for in the Affiliation Agreement and the Agreement of Merger have been obtained from the appropriate regulatory authorities.


                                   Very truly yours,

                                   FIFTH THIRD BANCORP



                                   Paul L. Reynolds
                                   Counsel

PLR:km

                                                 Appendix  V.E.9.
                             MERGER AGREEMENT
                                BETWEEN
                   FIFTH THIRD AND SUBURBAN BANCORP

          Operational Problems with Suburban's ESOP and 401k Plan
          -------------------------------------------------------
                 Description and Timetable for Proceeding


Target Date            Responsible           Action to be Taken
for Action             Party
----------             -----------           -------------------
1-2 weeks after                              Send Fifth Third draft
Agreement (A)          Suburban              VCR application for remedying
                                             problems with 401k Plan and ESOP.

3-4 weeks after        Fifth Third           Provide comments on VCR
Agreement                                    Application

4-5 weeks after        Suburban              File VCR Application with
Agreement                                    Internal Revenue Service

Subsequent Actions     Both Parties          Suburban (via Housely Kantarian)
                                             to respond to IRS comments on VCR
                                             application, but only after prior
                                             approval/review by Fifth Third


Explanatory Footnotes
---------------------

   (A) The term "Agreement" refers to the date of execution of the merger agreement between Fifth Third and Suburban
         Bancorp.

                      APPENDIX VII.B.2.                   (DATE)
                  SEPARATION AGREEMENT AND
                GENERAL RELEASE OF ALL CLAIMS

In consideration of the mutual covenants contained herein, the sufficiency of which are hereby acknowledged, (NAME) ("you") and Fifth Third Bank, including its officers, directors and predecessor, (NAME OF PREDECESSOR), (collectively, "Fifth Third") agree as follows:

Your job assignments are eliminated as of (DATE). As a severance package, you are being offered an amount based on the schedule set forth in the enclosed Severance Pay Plan which is incorporated herein by reference.

If you choose this, your written acceptance of this Agreement and Plan must be returned to (NAME OF HR REP.) no later than 8:00 a.m. on (DATE).

If you choose this, you also agree to fully cooperate with Fifth Third and its customers through the date that your job will be eliminated as described above. If you fail to cooperate to Fifth Third's satisfaction as reasonably determined by Fifth Third, you will be deemed to have voluntarily resigned your position, and the waiver and releases in favor of Fifth Third in this Agreement shall remain in full force and effect.

As additional consideration for receipt of the severance package, you, on your behalf and on behalf of your heirs, executors, successors, and assigns hereby release Fifth Third, as well as all of its officers, directors, executives, managers and employees, from any and all debts, claims, demands, rights, actions, causes of action, suits, or damages, whatsoever and of every kind of nature, whether known or unknown, against Fifth Third and the others released herein, which relate to or arose from your separation from Fifth Third as contemplated herein.
You also covenant not to sue or file or cause to be filed in any complaint with any federal, state or local agency or in any court against Fifth Third, or the others released herein, regarding any matter related to your separation from employment with Fifth Third, including but not limited to any claims which you may have under Federal Law or any similar Ohio law, with respect to such separation.

You agree that apart from your discussions with your personal counsel and your immediate family, whom you will ask not to divulge the terms of this Agreement, you will not disclose, publicize or discuss either the terms of this Agreement or your employment with and termination from Fifth Third with anyone within or outside of Fifth Third unless required by subpoena or any other legal compulsion, and you will give immediate notice to Fifth Third of the receipt of any subpoena or other legal document which might call upon you to disclose either any of the contents of this Agreement or your employment with and termination from Fifth Third.

You represent and warrant that you have returned to Fifth Third the original and any copies of all keys, Fifth Third identification cards, charge cards, equipment, papers, reports, memorandum or other items of Fifth Third property on (DATE). You acknowledge that Fifth Third has returned to you all items of your personal property.

You and Fifth Third recognize and agree that nothing in this Agreement constitutes an admission of liability or wrongdoing by you or by Fifth Third or any of the others released herein.

Signed this ___ day of ____________, 1997.
                           Witnessed and accepted:
ACCEPTED AND AGREED TO:
                           FIFTH THIRD BANK
_____________________
(NAME)                     BY: _________________  DATE:  _______
                              Effective Date:  (DATE)

              TERMINATION AND RELEASE AGREEMENT

This Agreement (the "Agreement") is made and entered into as of the _____ day of _____________________, 1997, by and between
FIFTH THIRD BANCORP, an Ohio corporation ("Buyer") and
_______________ ("Individual").

                          RECITALS
                          --------

WHEREAS, Buyer has this date acquired the business and assets of SUBURBAN BANCORPORATION and its subsidiaries ("Suburban");

WHEREAS, Suburban and its subsidiaries are engaged in the savings bank business (the "Business");

WHEREAS, Individual is an Executive Officer of Suburban and, pursuant to an existing contract of [employment] [Severance] (the
"Employment Contract"), will receive a significant pecuniary benefit from the sale of Suburban to Buyer; and,

WHEREAS, in connection with the purchase of the Business and the assets of Suburban by Buyer, Buyer and Suburban have entered into an Affiliation Agreement, dated as of _________________, 1997, (the "Acquisition Contract").

                         AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and in accordance with the Acquisition
Contract, IT IS AGREED AS FOLLOWS:

1. TERMINATION OF CONTRACT. Individual and Suburban acknowledge that the Employment Contract between them shall be deemed terminated as of the date hereof and that as of that date they shall have no further employment or contractual relationship. Individual waives any right or claim to reinstatement as an employee of Suburban.

2. TERMINATION OF EMPLOYMENT. In connection with termination of such Employment Contract, Individual and Suburban agree that Individual shall no longer be employed and shall no longer serve as ____________________, effective as of the date hereof.

3. PAYMENT. Simultaneously upon execution of this Agreement Suburban has paid to Individual the amount of $_________, as provided in the Employment Contract. Attached hereto as Exhibit A is an itemization of the amounts being paid.

4. CONFIDENTIALITY. Fifth Third and Individual agree that the terms and conditions of this Agreement shall remain confidential as between the parties and shall not be disclosed to any other person except as required by law or as the parties may mutually agree. Without limiting the generality of the foregoing, neither Fifth Third nor Individual will respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning, or in any way relating to, the execution or the terms and conditions of this Agreement except as required by law or as the parties may mutually agree. Without limiting the generality of the foregoing, Fifth Third and Individual specifically agree that neither of them shall disclose information regarding this Agreement to any current or former employee of Suburban except as required by law or as the parties may mutually agree. Fifth Third and Individual hereby agree that disclosure by either in violation of the foregoing shall constitute and be treated as a material breach of this Agreement.

5. GENERAL RELEASE AND DISCHARGE. Except for those obligations created by or arising out of this Agreement, Individual, on behalf of himself and all others claiming under him, hereby covenants not to sue and fully releases and discharges Suburban and Buyer with respect to any further payments to be made to the Individual under the Employment Contract or with respect to the termination thereof or arising out of or in any way connected with the Individual's termination of employment hereunder.

6. FULL FORCE AND EFFECT. It is the intention of Individual and Fifth Third, in executing this Agreement, that the same shall be given full force and effect according to each and all of its express terms and provisions.

7. COVENANT NOT TO DISCLOSE. Individual agrees that he will not, directly or indirectly (without the Buyer's prior written consent), use for himself or use for, or disclose to, any party other than the Buyer, any secret, proprietary or confidential information or data that is not otherwise publicly available regarding the Business of Suburban, including that of its subsidiaries, or any secret, proprietary or confidential information or data that is not otherwise publicly available regarding the costs, uses, methods, applications, operations or customers of Suburban.

8. SEVERABILITY. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

9. COMPLETE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the matters described herein and supersede all previous oral and written discussions, agreements or understandings between the parties hereto regarding such matters.

10. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio.

11. INJUNCTIVE RELIEF. The parties hereto agree that damages would be an inadequate remedy for Buyer in the event of breach or threatened breach of this Agreement, specifically, but not exclusively, breach or threatened breach of Sections 4 and 7 hereof, and thus, in any such event, either with or without pursuing any potential damage remedies, Buyer may immediately obtain and enforce an injunction prohibiting Individual from violating this Agreement.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first set forth hereinabove.

                              FIFTH THIRD BANCORP


                          By: __________________________
                              Robert P. Niehaus
                              Executive Vice President


                              INDIVIDUAL



                              _____________________________
                              Name:  ______________________